Exhibit 10.16

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Each of the non-executive members of the Board of Directors of the Company currently receives a fee of $8,000 annually. Additionally, each non-executive Board member receives $600 for each Board and committee meeting they attend while each Committee chairman also receives an additional $1,500 annually. Directors who are also salaried employees of the Company do not receive any separate compensation for services as a Director of the Company or of its subsidiaries.